Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 443.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

COLONEL ROBERT F. WRIGHT, JR., JOINS INTEGRAL SYSTEMS AS VICE PRESIDENT, MILITARY AND

INTELLIGENCE

Wright Brings Nearly 30 Years of Government and Air Force Experience

Columbia, MD – February 2, 2010 – Integral Systems, Inc. (NASDAQ-ISYS), announced today that it has appointed Colonel Robert F. Wright, Jr., United States Air Force (USAF) as Senior Vice President, Military and Intelligence Group. Colonel Wright joined the company on February 1.

“We are excited to welcome Colonel Wright to our senior management team. His vast experience in the military as well as space communications will certainly be an asset to Integral Systems,” said Marshal Ward, Chief Operating Officer, Integral Systems.

Colonel Wright has served nearly 30 years in the U.S. Air Force, most recently commanding the Space Innovation & Development Center at Schriever Air Force Base in Colorado. In this role, he provided oversight of the Air Force Tactical Exploitation of National Capabilities program.

Colonel Wright’s previous experience in the Air Force includes commanding two communications squadrons and a communications group, as well as Vice Commander of 14th Air Force.

Colonel Wright is a graduate of the U.S. Air Force Academy and the University of Southern California. He completed the Department of Defense Executive Leadership Development Program, is a distinguished graduate of Air Command and Staff College and completed Senior Service School as a National Defense Fellow.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

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Company Contact: Kathryn Herr Vice President, Marketing and Communications Integral Systems, Inc. Phone: 443.539.5118 kherr@integ.com	Media Contact: Andrew Miller Zeno Group for Integral Systems Phone: 707.386.1193 andrew.miller@zenogroup.com

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